**AMENDMENT NO. 1**
**TO EMPLOYMENT AGREEMENT**

This Amendment No. 1 (this "Amendment") to that certain Employment Agreement (the "Agreement") dated December 17, 2018, by and between Opti-Harvest, Inc., a Delaware corporation (the "Company"), and Jonathan Destler ("Executive"), is entered into March 21, 2021. The Company and Executive may be collectively referred to herein as the "Parties."

WHEREAS, the Parties have entered into the Agreement and wish to further amend the Agreement, as set forth herein.

NOW THEREFORE, in consideration of covenants and agreements contained herein and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties hereto, the Parties agree as follows:

1. Definitions. All defined terms used herein shall have the meaning assigned to them in the Agreement unless otherwise defined herein, and all of the terms of the Agreement shall continue to apply unless as amended hereby.

2. Amendment to Section 2 (Term of Employment) of the Agreement. The term of five (5) years of Executive's employment is hereby extended to a term of ten (10) years.

3. Amendment to Section 3.1 (Salary) of the Agreement. Section 3.2(i) of the Agreement is hereby amended to delete the present text of Section 3.2(i) of the Agreement, which states:

> "During calendar year 2018, Executive shall receive a monthly base salary of \$7,500, which is equivalent to \$90,000 on an annualized basis. Executive's monthly base salary will be payable pursuant to the Company's normal payroll practices for payment of salary to executive employees. Executive's monthly base salary shall increase to \$10,000 per month, which is equivalent to \$120,000 on an annualized basis, at the time that the Company closes on a Qualified Financing. For the purposes of this Agreement, a "Qualified Financing" shall mean an equity or debt financing in which the Company offers and sells equity or debt securities for an aggregate purchase price of, and obtains gross cash proceeds in an amount of, not less than One Million Dollars (\$1,000,000). On the second anniversary of the date of this Agreement, Executive's monthly base salary shall increase to \$15,000 per month, which is \$225,000 on an annualized basis."

and replace such text with the following text:

> "As of June 1, 2021, Executive's monthly salary shall be \$20,000 per month, which is \$240,000 on an annualized basis. Executive's monthly salary shall increase by not less than five percent (5%), on June 1, 2022, and by not less than five percent (5%) on Executive's then monthly salary on June 1 of each year thereafter for the term of the Agreement."

4. Amendment to Section 3.2(i) (Stock Options) of the Agreement. The current text of Section 3.2(i) of the Agreement is hereby deleted and replaced in its entirety with the following text:

> "Executive is hereby granted an option to purchase 4,000,000 shares of common stock (the "Option Shares") under the Company's 2016 Equity Incentive Plan, at an exercise price of $2.00 per share, for a term to expire on April 1, 2031, and where 83,333 Option Shares vest monthly beginning on May 1, 2021. This option shall survive termination of the Agreement."

5. Amendment to Exhibit B of the Agreement. The following paragraph 3 is hereby added to Exhibit B of the Agreement:

> "3. Executive shall be granted 1,000,000 shares of the Company's common stock upon the Company's listing of its common stock on any market of the Nasdaq or New York Stock Exchange. Executive may, in his sole discretion, be granted any part of or all such 1,000,000 shares in the form of a warrant or option, exercisable at $0.001 per share, for the purchase of 1,000,000 shares of common stock of the Company, for a term of five (5) years. Executive's grant of and right to such 1,000,000 shares is conditioned upon and subject to Executive being an employee, officer or director of the Company at the time that the Company's shares of common stock are listed on any market of the Nasdaq or New York Stock Exchange."

6. Continuing Effect of the Agreement. Except as specifically set forth herein, the Agreement shall remain in full force and effect and shall not be waived, modified, superseded or otherwise affected by this Amendment. This Amendment is not to be construed as a release, waiver or modification of any of the terms, representations, warranties, covenants, rights or remedies set forth in the Agreement, except as specifically set forth herein.

7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of California.

8. Entire Agreement. The Agreement and this Amendment, and the exhibits and schedules delivered pursuant to the Agreement contain all of the terms and conditions agreed upon by the Parties relating to the subject matter of the Agreement and supersede all prior agreements, negotiations, correspondence, undertakings, and communications of the Parties, whether oral or written, respecting that subject matter.

**[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]**

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

**The Company:**

**OPTI-HARVEST, INC.**

By: ______________________________

Name: Jonathan Destler

Title: President and Chief Executive Officer

**Executive:**

______________________________

Jonathan Destler